Exhibit 10.1

Settlement AGREEMENT

between

Barclays Bank PLC
as Agent and Lender

and

Sunrise Senior Living INC.
as Parent/Guarantor

This Settlement Agreement (the "Agreement") is made on April 29, 2010, between Barclays Bank PLC, having its principal place of business at One Churchill Place, London E14 5HP, United Kingdom, in its capacity as agent and, at the same time, as lender under the Loan Agreements (as defined below) (the "Lender"), and Sunrise Senior Living Inc., having its principal place of business at 7902 Westpark Drive, McLean, Virginia 22102, U.S.A. (the "Parent", and collectively with the Lender, the "Parties").

Recitals:

(A)             Sunrise Wiesbaden Senior Living GmbH & Co. KG, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Königstein im Taunus under HRA 3008, represented by its general partner, PSRZ (Germany) General Partner GmbH with sole power of representation, registered with the commercial register at the local court of Königstein im Taunus under HRB 6199, Frankfurter Str. 1, 61476 Kronberg im Taunus ("PropCo") and the Lender are parties to that certain Loan Agreement dated 30 December 2005 (as amended from time to time, the "PropCo Loan Agreement"), under which, inter alia, the Lender has made available to PropCo the Facilities (as defined in the PropCo Loan Agreement).

(B)              Sunrise Wiesbaden GmbH, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Königstein im Taunus under HRB 6570 ("OpCo") and the Lender are parties to that certain Loan Agreement dated 30 December 2005 (as amended from time to time, the "OpCo Loan Agreement", and collectively with the PropCo Loan Agreement, and all other agreements executed in connection therewith (as amended), the "Loan Agreements"), under which, inter alia, the Lender has made available to OpCo the Facilities (as defined in the OpCo Loan Agreement).

(C)              The Parent and the Lender are parties to (i) that certain Funding Obligation dated 10 April 2006 in relation to PropCo (as amended from time to time, the "PropCo Funding Obligation") and (ii) that certain Funding Obligation dated 10 April 2006 in relation to OpCo (as amended from time to time, the "OpCo Funding Obligation", and collectively with the PropCo Funding Obligation, the "Funding Obligations").  Under the Funding Obligations, the Parent has agreed, inter alia, to pay to the Lender an amount equal to any Cash Flow Deficit (as defined in the Funding Obligations) of PropCo or OpCo.

(D)             The Parent and the Lender are parties to (i) that certain Limited Loan to Value Guarantee dated 10 April 2006, in relation to PropCo (as amended from time to time, the "PropCo LTV Guarantee") and (ii) that certain Limited Loan to Value Guarantee dated 10 April 2006, in relation to OpCo (as amended from time to time, the "OpCo LTV Guarantee", and collectively with the PropCo LTV Guarantee, the "LTV Guarantees", and collectively with the Funding Obligations, and all other agreements executed in connection with any of the foregoing to which the Parent is a party (as amended from time to time), the "Guarantees").  Under the LTV Guarantees the Parent, inter alia, guaranteed to the Lender the compliance by PropCo and OpCo, respectively, with respect to the LTV (as defined in each of the Guarantees) and to pay to the Lender, upon demand, amounts necessary to ensure such compliance up to an agreed limit.

(E)              The Parties agree that the Lender holds certain claims against the Parent under the Guarantees arising from the occurrence of certain Events of Default under the Loan Agreements.  The Parties agree that the precise amount and nature of the Lender's claims against the Parent under the Guarantees are uncertain as of the date of this Agreement.  However, in respect of such claims, the Parties have agreed to the payment by the Parent to the Lender of the Settlement Amount (as defined below) set forth in Clause 2.2 below pursuant to and in accordance with the provisions of this Agreement and the Note (as defined below).

(F)               The Parties, wishing to settle, among other things, any and all existing and potential future claims which the Lender now has or may have against the Parent arising under, related to, or in connection with the Guarantees or PropCo or OpCo, or any of PropCo's or OpCo’s property, business, or other obligations, have agreed to enter into this Agreement on the terms and conditions set forth herein.

NOW IT IS HEREBY AGREED as follows:

1.                  Definitions and Language

1.1              In this Agreement, references to a person include its successors and assignees, and references to a document are references to that document as amended, novated or supplemented through the time such reference becomes effective.

1.2              Unless otherwise defined herein, capitalized terms used herein shall have the meanings as set out in the Loan Agreements.

1.3              This Agreement is made in the English language only.  For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement.

1.4              The headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

1.5              Words importing the singular include the plural and vice versa.

2.                  Settlement

2.1              In consideration of the Parent’s agreement to pay the Settlement Amount (as defined below), the sufficiency of which is hereby acknowledged by the Lender, subject to and immediately upon (i) the occurrence of the Effective Date and (ii) the receipt of the Initial Payment (as defined below) by the Lender:

2.1.1        (i) the Guarantees and all of the Parties’ respective rights and obligations thereunder are hereby terminated and (ii) all claims and causes of action, whether known or unknown, contingent or matured, liquidated or unliquidated, by the Lender against the Parent and by the Parent against the Lender arising under, related to, or in connection with the Guarantees or PropCo or OpCo, or any of PropCo's or OpCo’s property, business, or other obligations, which the Lender or Parent has, had or could have at any time, are hereby fully and forever irrevocably and unconditionally remised, released and discharged; provided, however, that, except as expressly set forth herein, the foregoing shall not release any of the respective rights, remedies or obligations of the Parties under this Agreement, the Note or the Standstill Agreement (as defined below), or any agreements between the Parties (including, but not limited to, any amendments, modifications, restatements, or otherwise, to, or affecting, any of the foregoing agreements) which are entered into after the date hereof.

2.1.2        (a) the Lender, solely in its capacity as a lender, hereby acknowledges and agrees that (i) it is not, and will not become, a party to that certain Restructure Term Sheet dated October 22, 2009, among the Parent, certain of its affiliates and certain lenders party thereto, a copy of which is attached hereto as Appendix A (the "Restructure Term Sheet") and (ii) it will not assert any claims against the Parent with respect to any amounts the Lender would have been entitled to receive under the Restructure Term Sheet had it been a party thereto; provided, however, that the foregoing shall in no way be deemed to be a waiver of any provision of, or operate as a waiver of any right, default, Event of Default, power or remedy of the Lender under the Loan Agreements or any agreements or documents entered into or related to the Loan Agreements.  (b) The Parent hereby indemnifies the Lender for any loss, cost, expense or liability (including, but not limited to, reasonable legal fees and expenses) that the Lender may suffer or incur as a result of a breach by the Parent of the representations and warranties set forth in Clause 4.6 (which, for the avoidance of doubt, shall constitute an Event of Default under the Note (as defined below)).  (c) The Parent hereby acknowledges that the Lender has expressly conditioned its entry into this Agreement, the Standstill Agreement and the Note on, among other things, the Parent agreeing to provide the indemnification in this Clause 2.1.2 and the representations, warranties and covenants in Clause 4.6.

2.1.3        the Parties, OpCo and PropCo, will, contemporaneously herewith, enter into a mutually-agreed amendment to the standstill agreement dated February 5, 2009 (as may be amended from time to time, the "Standstill Agreement"),  the form of which is attached hereto as Appendix E.

2.1.4        the Lender:

                                  (i)       undertakes to (with the Parent being entitled to claim for specific performance, and not just for damages if the Lender fails to) in the future consent to the Parent’s assumption of PropCo’s and OpCo’s obligations to the Lender under the Loan Agreements, in each case and each time a portion of PropCo's and OpCo's obligations is assumed pursuant to the terms of the debt assumption agreement (substantially in the form as set out in Appendix B) in an aggregate amount corresponding to the Initial Payment (as defined below) and all other payments made or to be made by the Parent under the Note (as defined below) (as a debt assumption within the meaning of § 415 of the German Civil Code (Schuldübernahme i.S.d. § 415 BGB) and forfeiting any recourse claim the Parent may have against PropCo and OpCo in accordance with § 426 of the German Civil Code (BGB) or any other provision); provided, however, that the aforementioned debt assumption has taken place after the valid execution of this Agreement but prior to the Lender's consent and a copy of the executed debt assumption agreement has been received by the Lender and that the Initial Payment or the respective other payment under the Note (as defined below) has been received by the Lender; and

                                (ii)       undertakes to (with the Parent being entitled to claim for specific performance, and not just for damages if the Lender fails to) immediately after the relevant declared consent according to above Clause 2.1.4(i) assign (abtreten) to the Parent the Lender's corresponding claims against PropCo and OpCo in an amount in each case and each time corresponding to the amount of each respective portion of obligations assumed in accordance with above Clause 2.1.4(i) (substantially in the form as set out in Appendix C) with such claims upon assignment to the Parent being or becoming unsecured, and the Lender’s liens on, and security interests in, the collateral securing PropCo's and OpCo's obligations under the Loan Agreements not being shared in any way with the Parent, so that these claims become united in the person of the Parent and thereby cease to exist by operation of law (confusio).

2.1.5        subject to (a) the Lender's consent (such consent not to be unreasonably withheld) to a sale and purchase agreement relating to the assets and operations of PropCo and OpCo ("PSA"), unless the purchase price under such PSA exceeds the total amount of all outstanding claims under the Loan Agreements (taking into account the reduction of such obligations through the transactions set out in Clause 2.1.4(i) and (ii) above), in which case no such Lender's consent shall be required, and (b) receipt by the Lender of the full purchase price under such PSA allocated to the Lender with its consent up to an amount of the outstanding claims under the Loan Agreements (taking into account the reduction of such obligations through the transactions set out in Clause 2.1.4(i) and (ii) above) and being understood that the following provisions shall apply in connection with any PSA and shall not be subject to the consent of the Lender), the Lender

                                  (i)       undertakes to (with the Parent being entitled to claim for specific performance, and not just for damages if the Lender fails to) release its liens on the collateral securing PropCo's and OpCo's obligations under the Loan Agreements;

                                (ii)       undertakes to (with the Parent being entitled to claim for specific performance, and not just for damages if the Lender fails to) in the future consent to the Parent’s assumption of PropCo’s and OpCo’s obligations to the Lender under the Loan Agreements (substantially in the form as set out in Appendix B but with relevant adjustments caused by this specific debt assumption) in an aggregate amount equal to the residual loan amounts that remain owed by PropCo and OpCo (as a debt assumption within the meaning of § 415 of the German Civil Code (Schuldübernahme i.S.d. § 415 BGB) and forfeiting any recourse claim the Parent may have against PropCo and OpCo in accordance with § 426 of the German Civil Code or any other provision); provided, however, that the aforementioned debt assumption has taken place after the valid execution of this Agreement but prior to the Lender's consent and a copy of the executed debt assumption agreement has been received by the Lender, so that no obligations will continue to be owed by PropCo and/or OpCo under the Loan Agreements; and

                              (iii)       undertakes to immediately after the declared consent according to above Clause 2.1.5(ii) assign (abtreten) to the Parent the Lender's corresponding claims against PropCo and OpCo (substantially in the form as set out in Appendix C but with relevant adjustments caused by this specific assignment), so that these claims become united in the person of the Parent and thereby cease to exist by operation of law (confusio).

2.2              As consideration for the termination of the Guarantees and the Parent's obligations thereunder, the release of claims pursuant to Clause 2.1.1(i) against the Parent, and the other actions and undertakings by the Lender as set out above in Clause 2.1, the Parent hereby agrees to pay to the Lender the sum of EUR 7,491,277.00 (the "Settlement Amount") pursuant to, and in accordance with, the terms of a promissory note dated as of the date hereof in the form attached hereto as Appendix D (the "Note"), as follows:

2.2.1        on or prior to five (5) Business Days (as defined in the Note) following the Effective Date (the “Initial Payment Due Date”) the Parent shall wire to the Lender in immediately available funds the sum of EUR 1,000,000 (the "Initial Payment") to the account designated by the Lender below:

PropCo Account - Euros

SWIFTBIC: BARCGB22.

Sort code	Account No	IBAN

206582	85119344	GB94 BARC 2065 8285 1193 44

2.2.2        the balance of the Settlement Amount (EUR 6,491,277.00) shall be paid by the Parent to the Lender pursuant to the schedule of payments and other terms set forth in the Note.

3.                  Conditions Precedent to Effectiveness and Effective Date

3.1              This Agreement and all obligations of the Lender and Parent shall become effective on the date when each of the following conditions precedent are satisfied or, in the case of Clauses 3.3 and 3.5, either satisfied by the Parent (to the reasonable satisfaction of the Lender) or waived by the Lender, or in the case of Clause 3.8, either satisfied by the Lender, to the extent capable of performance prior to the Effective Date, or waived by the Parent (the "Effective Date"):

3.2              Execution and Delivery.  Each Party shall have executed and delivered to the other Party this Agreement.

3.3              Execution and Delivery of the Note.  The Lender shall have received the original Note duly executed by the Parent.

3.4              Execution and Delivery of the Standstill Agreement. Each Party, OpCo and PropCo shall have executed and delivered to the other Party the Standstill Agreement

3.5              Other Documents.  On or before the Effective Date, the Parent shall deliver to the Lender a copy of each of the following:

3.5.1        a good standing certificate from the applicable governmental authority of the Parent's jurisdiction of incorporation, dated as of a recent date prior to the Effective Date; and

3.5.2        such other constitutive or organizational documents of, and/or such other documents, information or agreements regarding, the Parent as the Lender may reasonably request prior to the Effective Date in writing.

3.6              The Lender shall provide the Parent on the Effective Date with a declaration that the Effective Date has occurred, but failure by the Lender to provide such declaration shall not be a condition precedent to the Effective Date nor relieve the Parent of its obligations hereunder or under the Note.

3.7              The Parties hereby agree that the Parent, subject to, and immediately upon the occurrence of the Effective Date, shall be obligated to the Lender in the amount of the Settlement Amount under any and all circumstances, including, but not limited to, if (i) a PSA is never executed or the transactions under an executed PSA are never effectuated, (ii) a person or entity files for opening of insolvency proceedings in relation to PropCo and/or OpCo, (iii) any other currently unexpected, unintended or unforeseen event or development takes place in relation to the assets and operations or prospects of PropCo and/or OpCo, or (iv) the Parent fails to pay the Initial Payment on or prior to the Initial Payment Due Date.

3.8              To the extent capable of performance prior to the Effective Date, the Lender shall have performed its obligations under Clauses 2.1.4 and 2.1.5.

4.                  Representations and Warranties of Parent

4.1              Corporate Power and Authority.  The Parent has all requisite power and authority, including, but not limited to, any approvals required to be given by the board of directors or similar governing body of the Parent, to enter into this Agreement, the Note, and the Standstill Agreement and to carry out the transactions contemplated by, and perform its obligations, hereunder and thereunder.

4.2              Authorization of Agreements.  The execution and delivery of this Agreement and the Note has been duly authorized by all necessary action on the part of the Parent.

4.3              No Conflict.  The execution and delivery by the Parent of this Agreement and the Note and the performance by the Parent of such agreements do not and will not (i) violate (a) any material provision of any law, statute, rule or regulation, or of the certificate or articles of incorporation, other constitutive documents or the by-laws of the Parent or (b) any applicable order of any court or any rule, regulation or order of any governmental authority, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any contractual obligation of the Parent (other than an Event of Default under either of the Loan Agreements), or (iii) require any approval of stockholders or partners or any approval or consent of any person under any contractual obligation of the Parent, except for such approvals or consents which have been, or will be, obtained on or before the Effective Date, copies of which shall be provided to the Lender upon its reasonable written request.

4.4              Binding Obligation.  This Agreement has been duly executed and delivered by the Parent and constitutes the legal, valid and binding obligation of the Parent enforceable against the Parent in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.5              Governmental Consents.  No action, consent or approval of, registration or filing with, or any other action by, any governmental authority is or will be required in connection with the execution and delivery by the Parent of this Agreement and the Note and the performance by the Parent of its obligations hereunder and thereunder.

4.6              Restructure Term Sheet.  The Parent represents, warrants and covenants that it will not agree to any amendments, modifications, revisions or otherwise to the Restructure Term Sheet (and/or any definitive agreements entered into, or to be entered into, in connection therewith) which would be contrary or materially adverse to the Parent's obligations under this Agreement, the Note or the Standstill Agreement or any related agreements, or which materially and adversely affect, directly or indirectly, the rights and remedies of the Lender under any such agreements.

5.                  Further Assurances

Following the execution and delivery of this Agreement, each Party is and shall be obligated to execute and deliver such other certificates, agreements and other documents and take such other actions as may be reasonably requested, from time to time, by the other Party in order to consummate or implement to the fullest degree possible the transactions and agreements contemplated by this Agreement, in particular, the Parent shall promptly deliver to the Lender a copy of any executed debt assumption agreement between the Parent on the one hand and PropCo or OpCo on the other hand, and upon reasonable request from the Parent, the Lender shall confirm the termination of the Guarantees, or, if a third party (in particular, without limitation, an Insolvency Administrator) contests the validity of the release of the Parent from its obligations under the Guarantees, execute a termination and release agreement (Aufhebungs- und Erlassvertrag) under German law, provided that, in each aforementioned case, such termination has taken place in accordance with above Clause 2.1 of this Agreement.

6.                  General Provisions

6.1              Severability.  If any provision of this Agreement shall be held invalid or unenforceable under any applicable laws, such invalidity shall not render invalid or enforceable the remaining terms and provisions of this Agreement that can be given effect without the invalid or unenforceable provision, nor affect the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

6.2              Amendments.  This Agreement may not be amended, supplemented or modified in any manner (including, without limitation, Clause 5, whether by course or conduct or otherwise, except by an instrument in writing signed by each Party.

6.3              Governing Law.  This Agreement shall be construed, enforced and governed by and in accordance with the laws of the State of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.  THE PARTIES HEREUNDER SHALL WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT OR THE NOTE.

6.4              Jurisdiction.  Each Party irrevocably agrees that the courts of the State of New York and the United States located in the Borough of Manhattan in New York, New York shall have exclusive jurisdiction over any action arising out of or relating to this Agreement, and for such purposes, irrevocably submits to the jurisdiction of such courts.

6.5              Notices.  All correspondence pursuant to or in relation to this Agreement or the Note shall be provided as set forth in the Note.

6.6              Counterparts.  This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  Signatures may be delivered by one Party to the other Party via facsimile or by other electronic transmission.

6.7              Entire Agreement; No Third Party Beneficiaries.  This Agreement, including the documents and instruments attached hereto, (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, and (ii) is not intended to confer upon any person other than the Parties any rights or remedies hereunder or under the Note, other than OpCo and PropCo, as specifically set forth herein.

6.8              Assignment.  Neither this Agreement nor the Note, nor any of the rights, interests or obligations of the Parent hereunder or thereunder shall be assigned without the prior written consent of the Lender, and any attempt to make any such assignment without such consent shall be null and void.  The Lender may, without the consent of the Parent, assign or transfer its rights and obligations under this Agreement or the Note to any assignee or transferee it may choose or designate and the Lender may disclose to any potential assignee or designee any information about the Parent, PropCo and/or OpCo as the Lender shall consider appropriate (subject to such assignee or transferee, other than an affiliate of the Lender, entering into a confidentiality undertaking reasonably satisfactory to the Parent); on the condition that any such assignee or transferee shall assume in writing for the benefit of the Parent, OpCo and PropCo all of the obligations of the Lender hereunder.  This Agreement and the Note will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

6.9              No Waiver.  Except as expressly set forth in this Agreement or the Standstill Agreement, the execution, delivery and performance of this Agreement shall not constitute a waiver of any provision of, or operate as a waiver of any right, default, Event of Default, power or remedy of the Lender under the Loan Agreements or any agreements or documents entered into or related to the Loan Agreements (other than the Guarantees), including, but not limited to any standstills or waivers, or other similar agreements.

6.10          Fees and Expenses.  Each Party shall pay its own costs, fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and

Note (other than, as set forth in the Note, costs, fees and expenses (including attorneys’ fees) incurred by the Lender in connection with the enforcement of its rights under the Note) and shall not seek reimbursement thereof from the other Party except for the Lender's lawyers fees which shall be borne by the Parent to the extent included in the Settlement Amount.

6.11          All Syndicate Lenders.  For the avoidance of doubt, all references to the "Lender" shall mean and include Barclays Bank PLC, in its individual capacity as a syndicate lender, and as duly authorized agent for and on behalf of itself and all other syndicate lenders under the Loan Agreements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

THE LENDER

By:      /s/Malcom Weir

Name:  Malcom Weir

Title:    Head of Corporate Insolvency

[Signature Page to Settlement Agreement]

THE PARENT

By:      /s/ Julie A. Pangelinan

Name:  Julie A. Pangelinan

Title:    Chief Financial Officer

[Signature Page to Settlement Agreement]

APPENDIX A

RESTRUCTURE TERM SHEET

The Restructure Term Sheet dated October 22, 2009 was filed
as Exhibit 10.1 to the Current Report on Form 8-K filed by
Sunrise Senior Living, Inc. with the U.S. Securities and
Exchange Commission on October 28, 2009,
which is incorporated herein by reference.

APPENDIX B

FORM OF CONSENT TO DEBT ASSUMPTION

[Letterhead of Barclays Bank PLC]

Sunrise Senior Living, Inc.

7902 Westpark Drive

McLean VA 22102,

U.S.A

Sunrise Wiesbaden GmbH

Frankfurter Str. 1

61476 Kronberg im Taunus

Sunrise Wiesbaden Senior Living GmbH & Co. KG

Frankfurter Str. 1

61476 Kronberg im Taunus

London, [Date]

Schuldübernahmevertrag vom [●] 2010	Debt Assumption Agreement dated [●] 2010

Sehr geehrte Damen und Herren,	Dear Sirs:

wir nehmen Bezug auf den Schuldübernahmevertrag vom [●] 2010, mit dem Sunrise Senior Living, Inc. die Übernommenen OpCo-Verbindlichkeiten und die Übernommenen PropCo-Verbindlichkeiten (jeweils wie darin definiert) zu den darin bestimmten Zeitpunkten und in den darin bestimmten Beträgen von der Sunrise Wiesbaden GmbH und der Sunrise Wiesbaden Senior Living GmbH & Co. KG im Wege der befreienden Schuldübernahme nach § 415 BGB übernommen hat.

Reference is made to the Debt Assumption Agreement dated [●] 2010 pursuant to which Sunrise Senior Living, Inc. has assumed at the times and in the amounts specified therein the Assumed OpCo Loan Obligations and the Assumed PropCo Loan Obligations (each as defined therein) from Sunrise Wiesbaden GmbH and Sunrise Wiesbaden Senior Living GmbH & Co. KG by way of debt assumption with discharging effect pursuant to sec. 415 German Civil Code.

Hiermit bestätigen wir, dass wir von dem Schuldübernahmevertrag Kenntnis haben, und genehmigen unwiderruflich die mit Wirkung zum [●] erfolgte Übernahme eines Teils der Übernommenen OpCo-Verbindlichkeiten in Höhe eines Betrages von EUR [●] und die mit Wirkung zum [●] erfolgte Übernahme eines Teils der Übernommenen PropCo-Verbindlichkeiten (jeweils wie darin definiert) in Höhe eines Betrages von EUR [●] durch die Sunrise Senior Living, Inc.

We hereby confirm, that we have knowledge of the Debt Assumption Agreement, and irrevocably consent to the assumption of the Assumed OpCo Loan Obligations in an amount of EUR [●] made as of [●] and the assumption of the Assumed PropCo Loan Obligations (each as defined therein) in an amount of EUR [●] made as of [●] by Sunrise Senior Living, Inc.

Mit freundlichen Grüßen	Yours sincerely

Barclays Bank PLC	Barclays Bank PLC

APPENDIX C

FORM OF ASSIGNMENT

ABTRETUNGSVERTRAG /

RIGHTS ASSIGNMENT AGREEMENT

zwischen / between

Barclays Bank PLC

als Zedent / as Assignor

und / and

Sunrise Senior Living Inc.

als Zessionar / as Assignee

vom / dated

29 April 2010

ZWISCHEN	BETWEEN
1. Barclays Bank PLC, One Churchill Place, London E14 5HP, Vereinigtes Königreich (im Folgenden "Zedent")	1. Barclays Bank PLC, One Churchill Place, London E14 5HP, United Kingdom (hereinafter "Assignor")
2. Sunrise Senior Living Inc., 7902 Westpark Drive, McLean, VA 22102, U.S.A. (im Folgenden "Zessionar")	2. Sunrise Senior Living Inc., 7902 Westpark Drive, McLean, VA 22102, U.S.A. (hereinafter "Assignee")
VEREINBAREN DIE PARTEIEN DAS FOLGENDE:	THE PARTIES AGREE AS FOLLOWS:

1.     DEFINITIONEN In diesem Vertrag haben die folgenden Worte, Ausdrücke und Abkürzungen die folgenden Bedeutungen:

DEFINITIONS In this Agreement the following words, expressions and abbreviations shall have the following meaning:

"Kreditgeber" bezeichnet Barclays Bank PLC.	"Assumed OpCo Loan Obligations" means the obligations of OpCo vis-à-vis the Lender under the OpCo Loan Agreement as set forth in Schedule 1 of the Debt Assumption Agreement.
"OpCo" bezeichnet Sunrise Wiesbaden GmbH, eingetragen im Handelsregister beim Amtsgericht Königstein im Taunus unter HRB 6570, Frankfurter Str. 1, 61476 Kronberg im Taunus.	"Assumed PropCo Loan Obligations" means the obligations of PropCo vis-à-vis the Lender under the PropCo Loan Agreement as set forth in Schedule 1 of the Debt Assumption Agreement.
"OpCo-Loan-Rechte" bezeichnet die den Übernommenen OpCo-Verbindlichkeiten entsprechenden Forderungen und Rechte des Kreditgebers gegen OpCo aus dem OpCo-Darlehensvertrag.

"Debt Assumption Agreement" means the agreement dated 29 April 2010 between PropCo and OpCo as original debtors and Sunrise Senior Living Inc. as new debtor in relation to the assumption of the Assumed PropCo Loan Obligations and the Assumed OpCo Loan Obligations.

"OpCo-Darlehensvertrag" bezeichnet den Darlehensvertrag vom 30. Dezember 2005 (in der jeweils gültigen Fassung) zwischen der Barclays Bank PLC als Agent und Darlehensgeber und OpCo als Darlehensnehmer.

"Lender" means Barclays Bank PLC.
"PropCo" bezeichnet Sunrise Wiesbaden Senior Living GmbH & Co. KG, eingetragen im Handelsregister beim Amtsgericht Königstein im Taunus unter HRA 3008, Frankfurter Str. 1, 61476 Kronberg im Taunus.

"OpCo" means Sunrise Wiesbaden GmbH, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Königstein im Taunus under HRB 6570, Frankfurter Str. 1, 61476 Kronberg im Taunus.

"PropCo-Loan-Rechte" bezeichnet die den Übernommenen PropCo-Verbindlichkeiten entsprechenden Forderungen und Rechte des Kreditgebers gegen PropCo aus dem PropCo-Darlehensvertrag.	"OpCo Loan Rights" means all of the rights and claims of the Lender against OpCo under the OpCo Loan Agreement corresponding the Assumed OpCo Loan Obligations.

"PropCo-Darlehensvertrag" bezeichnet den Darlehensvertrag vom 30. Dezember 2005 (in der jeweils gültigen Fassung) zwischen der Barclays Bank PLC als Agent und Darlehensgeber und PropCo als Darlehensnehmer.

"OpCo Loan Agreement" means the loan agreement dated 30 December 2005 between Barclays Bank PLC as agent and lender and OpCo as borrower.

"PropCo" means Sunrise Wiesbaden Senior Living GmbH & Co. KG, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Königstein im Taunus under HRA 3008, Frankfurter Str. 1, 61476 Kronberg im Taunus.

"Schuldübernahmevertrag" bezeichnet den Schuldübernahmevertrag vom 29. April 2010 zwischen PropCo und OpCo als ursprüngliche Schuldner und Sunrise Senior Living Inc. als neuer Schuldner hinsichtlich der Übernahme der Übernommenen OpCo-Verbindlichkeiten und der Übernommenen PropCo-Verbindlichkeiten.

"PropCo Loan Rights" means all of the rights and claims of the Lender against PropCo under the PropCo Loan Agreement corresponding the Assumed OpCo Loan Obligations.
"Übernommene OpCo-Verbindlichkeiten" bezeichnet die in Anlage 1 des Schuldübernahmevertrags aufgeführten Verbindlichkeiten der OpCo gegenüber dem Kreditgeber unter dem OpCo Darlehensvertrag.	"PropCo Loan Agreement" means the loan agreement dated 30 December 2005 between Barclays Bank PLC as agent and lender and PropCo as borrower.
"Übernommene PropCo-Verbindlichkeiten" bezeichnet die in Anlage 1 des Schuldübernahmevertrags aufgeführten Verbindlichkeiten der PropCo gegenüber dem Kreditgeber unter dem PropCo Darlehensvertrag.

2.     ABTRETUNG OPCO LOAN RECHTE

2.    ASSIGNMENT OF OPCO LOAN RIGHTS

2.1   Der Zedent tritt hiermit unter der in Ziff. 2.2 genannten aufschiebenden Bedingung die jeweiligen OpCo-Loan-Rechte an den Zessionar ab. Der Zessionar nimmt diese Abtretung an.

Die Parteien sind sich einig, dass nach Eintritt der aufschiebenden Bedingung in Ziff. 2.2 die jeweiligen OpCo-Loan-Rechte durch Vereinigung (Konfusion) von Forderung und Schuld in der Person des Zessionars erlöschen sollen.

2.1  The Assignor hereby assigns to the Assignee, subject to the condition precedent set out in Clause 2.2 below, the particular OpCo Loan Rights. The Assignee accepts this assignment.

The Parties agree that following the condition precedent set out in Clause 2.2 below, the particular OpCo Loan Rights shall be cancelled due to the amalgamation of debt and claim (confusio) in the person of the Assignee.

2.2   Die Abtretung gemäß Ziff. 2.1 steht jeweils unter der aufschiebenden Bedingung des Wirksamwerdens der im Schuldübernahmevertrag geregelten Schuldübernahmen.

2.2  The assignment pursuant to Clause 2.1 is in each case subject to the condition precedent of the debt assumption in the Debt Assumption Agreement having become effective.

3.     ABTRETUNG PROPCO LOAN RECHTE

3.    ASSIGNMENT OF PROPCO LOAN RIGHTS

3.1   Der Zedent tritt hiermit unter der in Ziff. 3.2 genannten aufschiebenden Bedingung die jeweiligen PropCo-Loan-Rechte an den Zessionar ab. Der Zessionar nimmt diese Abtretung an.

Die Parteien sind sich einig, dass nach Wirksamkeit der jeweiligen Abtretung insoweit keine Rechte aus dem PropCo-Darlehensvertrag mehr beim Kreditgeber verbleiben sollen, und dass nach Eintritt der aufschiebenden Bedingung in Ziff. 3.2 die PropCo-Loan-Rechte durch Vereinigung (Konfusion) von Forderung und Schuld in der Person des Zessionars erlöschen sollen.

3.1  The Assignor hereby assigns to the Assignee, subject to the condition precedent set out in Clause 3.2 below, the particular PropCo Loan Rights. The Assignee accepts this assignment.

The Parties agree that following the validity of the particular assignment and to its extent, no rights and claims under the PropCo Loan Agreement shall remain with the Lender, and following the condition precedent set out in Clause 3.2 below, the PropCo Loan Rights shall be cancelled due to the amalgamation of debt and claim (confusio) in the person of the Assignee.

3.2   Die Abtretung gemäß Ziff. 3.1 steht jeweils unter der aufschiebenden Bedingung des Wirksamwerdens der im Schuldübernahmevertrag geregelten Schuldübernahmen.

3.2  The assignment pursuant to Clause 3.1 is in each case subject to the condition precedent of the debt assumption in the Debt Assumption Agreement having become effective.

4.     ÄNDERUNGEN UND ERGÄNZUNGEN

4.    MODIFICATIONS AND AMENDMENTS

Änderungen und Ergänzungen dieses Vertrags, einschließlich dieser Klausel, bedürfen der Schriftform.	Modifications and amendments of this agreement, including this provision, shall only be effective if made in writing.

5.     SONSTIGES

5.    MISCELLANEOUS

5.1  Sollte eine Bestimmung dieses Vertrags nach einem anwendbaren Recht unwirksam, nichtig oder nicht durchsetzbar sein oder werden, berührt die Unwirksamkeit, Nichtigkeit oder Undurchsetzbarkeit dieser Bestimmung nicht die Wirksamkeit der übrigen Bestimmungen dieses Vertrags. Die unwirksame, nichtige oder undurchsetzbare Bestimmung gilt als durch eine Bestimmung ersetzt, die dem ursprünglichen Willen der Parteien und dem Regelungsgehalt der unwirksamen, nichtigen oder undurchsetzbaren Bestimmung am Nächsten kommt. Sollte eine Regelungslücke in diesem Vertrag erscheinen, soll diese Regelungslücke, ohne die Wirksamkeit der übrigen Bestimmungen dieses Vertrags zu berühren, als durch eine Bestimmung gefüllt gelten, die dem ursprünglichen Willen der Parteien am Nächsten kommt.

5.1  If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal and enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties.

5.2 Der deutsche Text hat Vorrang. Der englische Text ist nicht Bestandteil dieses Vertrags, sondern nur eine unverbindliche Übersetzung.

5.2  The German text prevails. The English text is not part of this agreement, but a non-binding convenience-translation.

5.3 Auf diesen Vertrag findet deutsches Recht Anwendung. Nicht-ausschließlicher Gerichtsstand ist Frankfurt am Main.

5.3  This agreement shall be governed by German law. Non-exclusive place of jurisdiction is Frankfurt/Main.

BARCLAYS BANK PLC

By: ___________________
Name:
Title:

By: ___________________
Name:
Title

SUNRISE SENIOR LIVING, INC.

By: ___________________
Name:
Title:

By: ___________________
Name:
Title

APPENDIX D

PROMISSORY NOTE

PROMISSORY NOTE

€7,491,277.00                                                                                                  April 29, 2010

FOR VALUE RECEIVED, the undersigned, SUNRISE SENIOR LIVING INC., a Delaware corporation (the "Maker"), hereby unconditionally promises to pay to the order of BARCLAYS BANK PLC, with offices at One Churchill Place, London E14 5HP (the "Payee"), to the account specified below or such other account or at such place as the Payee may from time to time designate in writing, in Euros and in immediately available funds, the principal amount of SEVEN MILLION FOUR HUNDRED NINETY-ONE THOUSAND TWO HUNDRED SEVENTY-SEVEN EUROS (€7,491,277.00) in the manner provided below.

The principal amount of this Note shall be due and payable as follows:

(i)                           on or prior to five (5) Business Days (as defined below) following the Effective Date, the Maker shall wire to the Lender in immediately available funds the sum of EUR 1,000,000 (the "Initial Payment"); and

(ii)                         the balance of EUR 6,491,277.00 shall be due and payable in accordance with the following schedule:

Payment Date	Amount
June 1, 2010	€270,469.90
August 1, 2010	€270,469.90
October 1, 2010	€270,469.90
December 1, 2010	€270,469.90
February 1, 2011	€270,469.90
April 1, 2011	€270,469.90
June 1, 2011	€270,469.90
August 1, 2011	€270,469.90
October 1, 2011	€270,469.90
December 1, 2011	€270,469.90
February 1, 2012	€270,469.90
April 1, 2012	€270,469.90
June 1, 2012	€270,469.90
August 1, 2012	€270,469.90
October 1, 2012	€270,469.90
December 1, 2012	€270,469.90
February 1, 2013	€270,469.90
April 1, 2013	€270,469.90
June 1, 2013	€270,469.90
August 1, 2013	€270,469.90
October 1, 2013	€270,469.90
December 1, 2013	€270,469.90
February 1, 2014	€270,469.90
April 1, 2014	€270,469.30

Upon three (3) Business Days' (as defined below) prior written notice given by the Maker to the Payee at its address for notices specified below, the principal amount hereof may be prepaid without penalty, in whole or in part.  Each prepayment shall be applied to installments of principal hereunder in the order of maturity.

Upon the occurrence and continuation of an Event of Default (as defined below), the Maker shall, on demand, pay interest on any principal hereof and, to the extent permitted by applicable law, interest on any accrued but unpaid interest on and from the date of the occurrence of such Event of Default until the outstanding balance of this Note, plus any accrued but unpaid Default Interest (as defined below) thereon, shall have been paid in full, at a rate per annum equal to two percent (2%) above EURIBOR (as defined below) (“Default Interest”).  Default interest shall be calculated on the basis of a 360-day year and actual days.  In no event shall the rate of Default Interest hereunder exceed the maximum interest rate permitted by applicable law.  For the avoidance of doubt, except upon the occurrence and continuation of an Event of Default (as defined below), no interest shall accrue or be payable under this Note.

As used herein, the term "EURIBOR" shall mean the Euro Interbank Offered Rate for Euros for a three month period (the "Default Interest Period") which appears on the Reuters page "EURIBOR" (or such other page as may be substituted for such page for the purpose of displaying offered rates for Euro deposits) as offered at 11:00 a.m. Brussels time (Frankfurt fixing) for Euro deposits for such three month period on the date of the occurrence of any Event of Default, or, if such date is not a Business Day (as defined below), on the next successive Business Day; provided, however, that in the event that this Note, plus any accrued but unpaid Default Interest, shall not have been paid in full on or prior to the end of the initial Default Interest Period, EURIBOR shall be determined for each successive Default Interest Period by reference to EURIBOR on the first day of such successive Default Interest Period, or if such date is not a Business Day, on the next successive Business Day.  If no such interest rate is displayed on such page (or any successor page) at the relevant time, the Payee and the Maker shall agree on the applicable rate, and if no such agreement is reached within 20 days, the rate shall apply as determined by the Payee as the arithmetic mean quoted by three internationally active first class banks named by the Payee as the interest rate per annum at which these banks offer Euro deposits to prime banks in the Frankfurt interbank market on the relevant time in amounts substantially equivalent to the outstanding amount under this Note for a three month period.

As used herein, the term "Business Day" shall mean any day on which commercial banks in Frankfurt are not required or authorized to be closed and on which dealings are carried out in the Euro interbank market.

This is the promissory note referred to in the Settlement Agreement dated as of April 29, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the "Settlement Agreement"), by and between the Payee and Maker relating to the settlement of certain claims of the Payee against the Maker arising under the Guarantees, all as more fully set forth in the Settlement Agreement.  Capitalized terms used and not otherwise defined herein shall have the respective meanings attributed thereto in the Settlement Agreement.

Upon the occurrence of any of the following specified events (each herein called an "Event of Default"), the Payee, at its option at any time thereafter during the continuation of such Event of Default, by written notice (except that, in the case of paragraphs (a) and (b) below, the acceleration shall be automatic), may declare the principal amount hereof to be immediately due and payable in full, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker:

(a)      The Maker shall fail to pay the Initial Payment when due hereunder;

(b)      The Maker shall fail to pay any principal or other amount (other than the Initial Payment) within five (5) Business Days of the date such payment is due hereunder;

(c)      The Maker shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Maker seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, which proceeding is (i) not instituted by the Payee or any Agent or Lender or syndicate lender as referred to in the Settlement Agreement, and (ii) other than any proceeding instituted by the Maker, is not dismissed, stayed or controverted within 60 days of the filing of such proceeding; or the Maker shall take any action to authorize any of the actions set forth above in this clause (c);

(d)      Any representation or warranty made by the Maker in the Settlement Agreement or which is contained in any certificate, document or statement furnished by the Maker under or in connection therewith or herewith shall prove to have been incorrect in any material respect on or as of the date made;

(e)      The Maker shall breach any representation, warranty or covenant set forth in the Clause 4.6 of the Settlement Agreement;

(f)       There shall have occurred a Change of Control (as defined below) without payment by the Maker of all unpaid amounts outstanding hereunder within five (5) Business Days thereof; or

(g)      The Maker shall default in the performance of any other material term, condition, covenant, or agreement contained in this Note (other than a default set forth in clauses (a) - (f) above) or the Settlement Agreement, and if curable, such default shall continue unremedied for a period of five (5) Business Days from the date the Maker receives a Default Notice (as defined below) from the Payee.

As used herein, the term "Change of Control" shall mean any of the following: (i) any individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, unincorporated organization or governmental authority or entity (each, a "Person") acquires by way of a purchase, merger, consolidation or other business combination or transaction, the actual, present legal and beneficial ownership of a majority of the equity interests entitled to vote  in the election of the board of directors of the Maker (for the avoidance of doubt, the issuance by the Maker of unexercised warrants, options, conversion or exchange rights, or other contingent or prospective rights (collectively, "Rights") shall not constitute a Change of Control), (ii) any Person, after the exercise of Rights, shall hold the actual, present legal and beneficial ownership of a majority of the equity interests entitled to vote in the election of the board of directors of the Maker, (iii) the Maker is merged with or into another Person and the Maker shall fail to be the surviving entity, (iv) a change in the majority of the board of directors of the Maker unless such change is approved by the then majority of the board of directors of the Maker, or (v) the Maker sells all, or substantially all, of its assets in one or more series of transactions to another, or more than one other, Person.

The Maker shall, within two (2) Business Days of the occurrence of any Event of Default under clauses (c) - (g) above, provide the Payee with written notice via facsimile (followed by transmitting a copy of the same to the Payee via hand delivery or overnight courier) of such occurrence (a "Default Notice").  Upon an Event of Default under this Note, in addition to the rights of acceleration of the Payee set forth above, the Payee shall have the right to pursue all or any other rights and remedies available to it at law or in equity.  The rights and remedies of the Payee under this Note are cumulative.

In the event that any one or more of the provisions of this Note are deemed to be invalid, illegal or otherwise unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any manner be affected or impaired thereby.

No modification, amendment or other revision of the provisions of this Note shall be binding unless in writing and signed by the Payee and the Maker.  No omission or delay by the Payee in exercising any right, remedy or power under this Note shall impair the exercise of any such right, remedy or power or be construed to be a waiver of any default or to be an acquiescence therein, and any exercise of any such right, remedy or power shall not be valid unless in writing and signed by the Payee, and then only to the extent specifically therein specified.

In the event the Payee or any holder hereof shall refer this Note to an attorney or agent for collection, the Maker agrees to pay, on demand, in addition to unpaid principal and Default Interest, all of the costs and expenses incurred in attempting or effecting collection hereunder, including reasonable fees of any such attorneys or agents, whether or not suit or other legal action is instituted or taken.

The Maker and every endorser and guarantor, if any, of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, except as expressly provided herein, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, if any, and to the addition or release of any other party or person primarily or secondarily liable.

The Maker, and THE Payee by acceptance of this Note, each irrevocably and unconditionally AGREE THAT the Obligations of the MAKER AND RIGHTS AND REMEDIES OF THE PAYEE under this Note, and any claim or controversy directly or indirectly based upon or arising out of this Note or the transactions contemplated hereby (whether based on contract, tort, or any other theory), including all matters of construction, validity and performance, shall in all respects be governed by and interpreted, construed and determined in accordance with the internal laws of the state of New York (without regard to any conflicts of law provision thereof that would require the application of the laws of any other jurisdiction).

The Maker, and THE Payee by acceptance of this Note, each hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any RIGHT THAT they may have to trial by jury of any claim or cause of action, or in any legal proceeding, directly or indirectly based upon or arising out of this Note or the transactions contemplated hereby (whether based on contract, tort, or any other theory).  The Maker, and THE Payee by acceptance of this Note, each (a) certify that no representative, agent, or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledge that it and the other party have been induced to enter into this Note by, among other things, the mutual waivers and certifications in this Section.

The Maker, and THE Payee by acceptance of this Note, each hereby irrevocably and unconditionally submit to and accept the Exclusive jurisdiction of the courts of the state of new york and the United States located in the borough of manhattan in New York, New York for any action, suit or proceeding arising out of or based upon this Note or any other matter relating to it and waive any objection that they may have to the laying of venue in such courts or that such courts are an inconvenient forum or do not have personal jurisdiction over them.

Unless otherwise specified by the Payee in writing, all payments to be made under this Note shall be transmitted to the following account:

PropCo Account - Euros

SWIFTBIC: BARCGB22.

Sort code	Account No	IBAN

206582	85119344	IBAN GB94 BARC 2065 8285 1193 44

Unless otherwise specified by either the Payee or the Maker, respectively, all correspondence pursuant to this Note (or the Settlement Agreement) shall be mailed or delivered in writing either personally by overnight courier or by facsimile and shall be addressed to the following addresses:

Payee

Barclays Bank PLC

            One Churchill Place

            London E14 5HP

            Attn: Malcolm Weir

            Facsimile:  + 44 020 7116 7520

Maker

Sunrise Senior Living, Inc.

7902 Westpark Drive

McLean, Virginia 22102

USA

Attn: Edward W. Burnett

Facsimile:  703-744-1644

            This Note shall be binding upon the Maker and its successors and permitted assigns and shall inure to the benefit of the Payee and its successors and assigns; provided, however, that the Maker may not delegate any obligations hereunder without the prior written consent of the Payee, which consent may be withheld or conditioned in the sole discretion of the Payee.  The Payee, in accordance with Clause 6.8 of the Settlement Agreement, may, without the consent of the Maker, assign or transfer its rights under this Note to any assignee or transferee it may choose or designate.

IN WITNESS WHEREOF, this Note has been executed and delivered by its duly authorized representative as of the date first written above.

SUNRISE SENIOR LIVING INC.

By:_____________________
Name:
Title:

APPENDIX E

STANDSTILL AGREEMENT

Eighth Standstill and Waiver Agreement
(Stillhaltevereinbarung)

This eighth standstill and waiver Agreement (Stillhaltevereinbarung) ("Eighth Standstill Agreement") is made on 29 April 2010 between

1.      Sunrise Wiesbaden Senior Living GmbH & Co. KG, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Königstein im Taunus, represented by its sole general partner, PSRZ (Germany) General Partner GmbH, registered with the commercial register at the local court of Königstein im Taunus under HRB 6199, Frankfurter Str. 1, 61476 Kronberg im Taunus

– "PropCo" –

2.      Sunrise Wiesbaden GmbH, registered with the commercial register at the local court of Königstein im Taunus under HRB 6570, Frankfurter Str. 1, 61476 Kronberg im Taunus

– "OpCo" –

3.      Sunrise Senior Living Inc., 7900 Westpark Drive, Suite T-900, Mc Lean, VA 22102, U.S.A.

– "Guarantor" –

4.      Barclays Bank PLC, a public limited company registered in England and Wales (company no. 01026167) with its registered office at 1 Churchill Place, London, E14 5HP, United Kingdom in its capacity as Agent and Lender under the Loan Agreements (as defined below) also for and on behalf of the other lenders

– "Lender" or "Agent" –

PropCo, OpCo, the Guarantor and the Agent are hereinafter collectively referred to as the "Parties" and each a "Party"

The Parties hereby agree as follows:

PREAMBLE:

(A)             OpCo and the Agent are parties to a loan agreement dated 30 December 2005 (the "OpCo Loan Agreement") under which, inter alia, the lenders have made available to OpCo the Facilities (as defined in the OpCo Loan Agreement);

(B)              PropCo and the Agent are parties to a loan agreement dated 30 December 2005 (the "PropCo Loan Agreement" and collectively with the OpCo Loan Agreement, the "Loan Agreements") under which, inter alia, the lenders have made available to PropCo the Facilities (as defined in the PropCo Loan Agreement);

(C)              The Guarantor and the Agent are parties to (i) a funding obligation agreement dated 10 April 2006 with PropCo (the "PropCo Funding Obligation"), (ii) a funding obligation agreement dated 10 April 2006 with OpCo (the "OpCo Funding Obligation") and (iii) two limited loan to value guarantee agreements, each dated 10 April 2006 (the "LTV Guarantees", and collectively with the OpCo Funding Obligation and the PropCo Funding Obligation, the "Funding Obligations"). Under the OpCo Funding Obligation and PropCo Funding Obligation, the Guarantor has agreed, subject to the terms set out therein, to pay to the Agent amounts equal to a Cash Flow Deficit (as defined in the OpCo Funding Obligations and PropCo Funding Obligations) of OpCo or PropCo, as the case may be. Under the LTV Guarantees, the Guarantor has agreed, subject to the terms and limitations set out therein, to pay to the Agent an amount necessary to ensure OpCo or PropCo, as the case may be, will be in compliance with the LTV (as defined therein);

(D)             The Parties entered into a Standstill and Waiver Agreement (Stillhaltevereinbarung) on 5 February 2009 (the "Standstill Agreement") which was amended by an Amendment to the Standstill Agreement on 27 March 2009 (the "First Amendment Agreement");

(E)              The Parties entered into a Second Standstill and Waiver Agreement (Stillhaltevereinbarung) on 30 June 2009 (the "Second Standstill Agreement") which superseded and replaced the Standstill Agreement (as amended by the First Amendment Agreement);

(F)               The Parties entered into a Third Standstill and Waiver Agree-ment (Stillhaltevereinbarung) on 30 July 2009 (the "Third Standstill Agreement") which superseded and replaced the Standstill Agreement (as amended and/or replaced by the First Amendment Agreement and Second Standstill Agreement);

(G)             The Parties entered into a Fourth Standstill and Waiver Agreement (Stillhaltevereinbarung) on 28 August 2009 (the "Fourth Standstill Agreement") which superseded and replaced the Standstill Agreement (as amended and/or replaced by the First Amendment Agreement, the Second Standstill and the Third Standstill Agreement);

(H)       The Parties entered into a Fifth Standstill and Waiver Agreement (Stillhaltevereinbarung) on 29 September 2009 (the "Fifth Standstill Agreement") which superseded and replaced the Standstill Agreement (as amended and/or replaced by the

First Amendment Agreement, the Second Standstill, the Third Standstill Agreement and the Fourth Standstill Agreement);

(I)                The Parties entered into a Sixth Standstill and Waiver Agreement (Stillhaltevereinbarung) on 1 February 2010, with effect as of 1 November 2009 (the "Sixth Standstill Agreement") which superseded and replaced the Standstill Agreement (as amended and/or replaced by the First Amendment Agreement, the Second Standstill, the Third Standstill Agreement, the Fourth Standstill Agreement and the Fifth Standstill Agreement);

(J)                The Parties entered into a Seventh Standstill and Waiver Agreement (Stillhaltevereinbarung) on 1 April 2010, with effect as of 1 March 2009 (the "Seventh Standstill Agreement") which superseded and replaced the Standstill Agreement (as amended and/or replaced by the First Amendment Agreement, the Second Standstill, the Third Standstill Agreement, the Fourth Standstill Agreement, the Fifth Standstill Agreement and the Sixth Standstill Agreement);

(K)             When entering into the Standstill Agreement and the First Amendment Agreement the Parties assumed that there would be no surplus in form of net operating income as shown in the combined monthly P&L statement for OpCo and PropCo ("NOI"). Contrary to such assumption there has been in April 2009 a month-end surplus in form of NOI. Any future month-end surplus following April 2009 in the form of NOI shall hereinafter be referred to as "Excess Cash". OpCo has made payments to the Agent on Excess Cash as specified below;

(L)              Payments which have become due or will, during the term of this Eighth Standstill Agreement, become due and payable pursuant to the terms of the Loan Agreements are hereinafter collectively referred to as the "Claims";

(M)            The Guarantor, OpCo, PropCo and the Agent intend that (i) the business and assets operated by OpCo and PropCo (the "Wiesbaden Business") shall be sold by way of share deal, asset deal or a combination thereof (followed by an, if necessary, solvent liquidation of OpCo and PropCo) (the "Sales Transaction"), (ii) the proceeds of such sale shall be applied in repayment of the Claims then outstanding in accordance with the terms of the Loan Agreements and (iii) any Claims then outstanding shall be assumed by the Guarantor and assigned by the Agent (on behalf of the Lenders) to the Guarantor in consideration received by the Agent in full and final settlement of the Guarantor's obligations under the Funding Obligations (the "Work Out");

(N)             To enable OpCo and PropCo to continue working on the sales process and to set aside any potential obligation of the managing directors (Geschäftsführer) of OpCo and the general partner of PropCo as to their duty to file for commencement of insolvency proceedings, it is the Parties' intention to enter into this Eighth Standstill Agreement.

The Parties agree as follows:

1.                  Definitions and interpretation

Capitalized terms used herein shall, unless defined otherwise herein, have the same meaning as in the Loan Agreements.

2.                  Standstill Agreement

Subject to the provisions in this Eighth Standstill Agreement the Agent agrees:

(a)                not to enforce (durchsetzen) the Claims (either by filing of legal proceedings of any kind, by filing a petition to commence insolvency proceedings for OpCo, PropCo or the Guarantor, or by realization of any security granted under or in connection with the Loan Agreements, and that payment of the Claims shall be deferred (gestundet) from signing of this Eighth Standstill Agreement and during the term of this Eighth Standstill Agreement;

(b)               not to accelerate (kündigen) the Loans (or any portion thereof) based on an Event of Default which has arisen, or might potentially arise, during the term of this Eighth Standstill Agreement; and

(c)                not to demand that additional security is pro-vided.

This Eighth Standstill Agreement does not apply to claims the Agent has against the Guarantor under any separate settlement agreement made between the Agent and the Guarantor or any separate promissory note by the Guarantor in connection with the Work-Out, which shall remain enforceable solely in accordance with its terms; for the avoidance of doubt, this Eighth Standstill Agreement shall continue to apply to PropCo and OpCo notwithstanding any such claims or the enforcement of such claims against the Guarantor until and unless this Eighth Standstill Agreement is terminated pursuant to Clause 4 hereof.

3.                  Payment of Excess Cash

(a)                The Parties hereby agree that the Lender shall be entitled to claim immediate payment of months-end Excess Cash (if any) up to a maximum amount of the Claims which are due and payable and would have been enforceable at that time if the Parties had not entered into this Eighth Standstill Agreement (the "Excess Cash Claims"). Such Excess Cash Claims for the relevant month shall be due and payable five (5) Business Days after the combined monthly P&L statements for OpCo and PropCo for the relevant month have been prepared.

(b)               OpCo has made the following payments on Excess Cash to the Agent:

(i)                 EUR 62,415.79 for Excess Cash in June, July and August 2009;

(ii)               EUR 10,585.00 for Excess Cash in September 2009;

(iii)             EUR 14,029.00 for Excess Cash in October 2009.

The Agent will duly account for these payments against OpCo's obligations under the OpCo Loan Agreement. The Agent undertakes to duly account for any future payments on Excess Cash.

4.                  Term

This Eighth Standstill Agreement shall remain effective until the earlier of:

(a)                the Agent has sent a termination notice in writing to OpCo, PropCo and the Guarantor to the addresses as set out in the Loan Agreements or notified in accordance with the provisions of the Loan Agreements. The Agent shall have the right to terminate this Eighth Standstill Agreement (Kündigungsrecht) only (i) in the event of a filing for insolvency, bankruptcy or similar proceedings in other jurisdictions with respect to the Guarantor or Sunrise Properties Germany GmbH ("HoldCo"), or (ii) if a third party begins to enforce (durchsetzen) any claim against the Guarantor or HoldCo (either by filing of legal proceedings of any kind or by realization of any security granted). The Guarantor undertakes to inform the Lender without undue delay of the intention to file for insolvency, bankruptcy or similar proceedings in other jurisdictions prior to such filing;

(b)               the filing of insolvency proceedings (Antrag auf Eröffnung des Insolvenzverfahrens) or any similar proceedings in other jurisdictions over the assets of OpCo or PropCo;

(c)                a third party beginning to enforce (durchsetzen) any claim against OpCo or PropCo (either by filing of legal proceedings of any kind or by realization of any security granted);

(d)               in case PropCo or OpCo have not paid Excess Cash as provided under Clause 3 when due within three Business Days after receipt of a reminder in writing;

(e)                the purchase price becoming due under an agreement on the sale and purchase of the Wiesbaden Business ("SPA") prior to 1 July 2010;

(f)                1 July 2010 (the "Standstill Termination Date"); provided, however that,  if no SPA has been signed by the Standstill Termination Date, the Agent will in good faith discuss with OpCo, PropCo and the Guarantor an extension of the standstill, taking into account whether the efforts to sell the Wiesbaden Business have failed or are not likely to be successful;

following which this Eighth Standstill Agreement will terminate (beenden) effective as of the day following the day the re-spective event has occurred.

5.                  Undertakings

Subject to receipt by the Agent of the purchase price for the Wiesbaden Business under an SPA in repayment of the obligations then outstanding under the Loan Agreements and subject to the amount of such purchase price for the Wiesbaden Business under an SPA being agreed by the Agent, the Agent undertakes to

(a)                release any security securing PropCo's and OpCo's obligations under the Loan Agreements;

(b)               in the future consent to the Guarantor's assumption of PropCo's and OpCo's obligations under the Loan Agreements in an aggregate amount equal to the residual loan amounts that remain owed by PropCo and OpCo (as a debt assumption within the meaning of § 415 of the German Civil Code (Schuldübernahme i.S.d. § 415 BGB) and forfeiting any recourse claim the Guarantor may have against PropCo and OpCo in accordance with § 426 of the German Civil Code or any other provision) so that no obligations will continue to be owed by PropCo and/or OpCo under the Loan Agreements; provided, however, that the aforementioned debt assumption has taken place after the valid execution of this Eighth Standstill Agreement but prior to the Agent's consent, and a copy of the executed debt assumption agreement has been received by the Agent; and

(c)                undertakes to immediately after the declared consent according to paragraph (b) above assign (abtreten) to the Guarantor the Agent's corresponding claims against PropCo and OpCo, so that these claims become united in the person of the Guarantor and thereby cease to exist by operation of law (confusio).

The undertakings in this Clause 5 shall not affect or reduce any claims the Agent has against the Guarantor under any separate settlement agreement made be-tween the Agent and the Guarantor or any separate promissory note by the Guarantor in connection with the Work-Out, which shall remain enforceable solely in accordance with its terms.

The Parties, as of the date of this Eighth Standstill Amendment, based on the process of the Work-Out and currently available knowledge to them, consider it more likely than not (überwiegend wahrscheinlich) that a solution between the Parties can be reached which will enable OpCo and PropCo to continue to trade as a going concern (Fortführung des Geschäftsbetriebs) or be liquidated on a solvent basis.

6.                  No waiver of rights or defenses

Nothing in this Eighth Standstill Agreement shall, to the extent not expressed herein, constitute a waiver, amendment or termination of any agreement between the Parties or of the rights, remedies or defenses any Party has against the other party.

7.                  Confirmations

As the Agent is not agreeing to provide any funding to keep the operations going the Guarantor confirms that, during the term of this Eighth Standstill Agreement, PropCo, OpCo and Sunrise Senior Living Germany GmbH have sufficient funds or will be given sufficient funds to meet all their operating costs.

8.                  Miscellaneous

(a)                This Eighth Standstill Agreement supersedes and replaces – as of the date of its effectiveness – the Standstill Agreement (as amended and/or replaced by the First Amendment Agreement, the Second Standstill, the Third Standstill Agreement, the Fourth Standstill Agreement, the Fifth Standstill Agreement and the Sixth Standstill Agreement); for the avoidance of doubt, the Standstill Agreement (as amended and/or replaced by the First Amendment Agreement, the Second Standstill, the Third Standstill Agreement, the Fourth Standstill Agreement, the Fifth Standstill Agreement and the Sixth Standstill Agreement) shall remain in full force and effect for the period from its date until the date of the effectiveness of this Eighth Standstill Amendment.

(b)               If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Seventh Standstill Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the Parties.

(c)                Changes and amendments to this Eighth Standstill Agreement including this Clause 8 shall be made in writing.

(d)               This Eighth Standstill Agreement is governed by the laws of the Federal Republic of Germany.

(e)                The place of jurisdiction for any and all disputes arising under or in connection with this Seventh Standstill Agreement shall be the district court (Landgericht) in Frankfurt am Main. The Agent however, shall also be entitled to take action against any of the other Parties in any other court of competent jurisdiction.

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Sunrise Wiesbaden Senior Living GmbH & Co. KG
by its general partner PSRZ (Germany) General Partner GmbH

________________________________ Name: Title:

Sunrise Wiesbaden GmbH

________________________________ Name: Title:

Sunrise Senior Living Inc.

________________________________ Name: Title:

Barclays Bank PLC

in its capacity as Agent and Lender under the Loan Agreements (as defined above) also for and on behalf of the other lenders

________________________________ Name: Title:	________________________________ Name: Title: